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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement of Harrah's Entertainment, Inc. on Form S-4 of our report dated March 19, 2004 relating to the consolidated financial statements for Horseshoe Gaming Holding Corp. and Subsidiaries ("Horseshoe") as of and for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and also includes an explanatory paragraph relating to Horseshoe's change in 2002 in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets) appearing in the Current Report on Form 8-K dated September 29, 2005 of Harrah's Entertainment, Inc. and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/  DELOITTE & TOUCHE LLP

Memphis, Tennessee
October 14, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM